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                                                           Exhibit 99.1
JOHN C. LORING
700 WEST IRVING PARK
CHICAGO, ILLINOIS  60613


Horizon Group Properties, Inc.
77 West Wacker Drive, Suite 4200
Chicago, Illinois  60601

Attention:        Secretary of the Corporation,
                  David R. Tinkham and
                  Gary J. Skoien, CEO

                                         Re:  Notice of Nomination of Directors

Dear Mr. Secretary and Mr. Skoien:

Reference is made to Part III of Horizon Group Properties, Inc.'s (HGPI) recently filed 10K Report wherein HGPI advises that an Annual Meeting of Shareholders will be held on May 9, 2001 (2001 Annual Meeting). Pursuant to the HGPI's Articles of Incorporation and Section 3.02 of its By-Laws this letter is notice that we hereby nominate ourselves, John C. Loring and Robert M. Schwartzberg, for election as Directors of HGPI at that 2001 Annual Meeting and shall confirm those nominations at that meeting.

With respect to John C. Loring please be advised that he is the owner of 22,808 shares of HGPI Common Stock and that in addition his wife Elizabeth S. Loring owns 600 shares in an IRA account which she directs.

John C. Loring is 56 years of age and his business and residence address is 700 West Irving Park Road, Suite A-1, Chicago, Illinois 60613. Mr. Loring is Chairman of the Board of Astrex, Inc. (ASXI) a small Plainview New York public company engaged in the value added distribution of electronic components, an attorney and a private investor. Mr. Loring is also a director of Geauga Savings Bank, an Ohio savings and loan. Mr. Loring has never been a debtor in a bankruptcy or similar proceeding and has never been arrested, indicted or convicted of a crime.

With respect to Robert M. Schwartzberg please be advised that as previously reported on Schedule 13D he is the owner of 144,700 shares of HGPI Common Stock.

Mr. Schwartzberg is 38 years of age and his business and residence address is 5124 44th Street, NW, Washington, DC 20016. Mr. Schwartzberg is a Managing Director and Shareholder of Friedman, Billings, Ramsey & Co., Inc. (presently on leave) and a private investor. Mr. Schwartzberg has never been a debtor in a bankruptcy or similar proceeding and has never been arrested, indicted or convicted of a crime.

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Please be further advised that we each intend to be present at the 2001 Annual
Meeting either in person or by proxy and that the signatures below are intended to also indicate our respective consents to be named as nominees and to serve as directors if elected.

Please do not hesitate to contact us should you have any further questions.

                                Very truly yours,

                      John C. Loring        Robert M. Schwartzberg
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